EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Record Earnings

CORYDON, Ind., Oct. 30, 2014 (GLOBE NEWSWIRE) -- First Capital, Inc. (Nasdaq:FCAP), the holding company for First Harrison Bank (the "Bank"), today reported record net income of $1.5 million or $0.56 per diluted share for the quarter ended September 30, 2014, compared to $1.4 million or $0.51 per diluted share for the same period in 2013. This is the second consecutive quarter for which the Company has reported record earnings.

The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $150,000 for the quarter ended September 30, 2014 as compared to the quarter ended September 30, 2013. Interest income decreased $3,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.50% for the three-month period ended September 30, 2013 to 4.43% for the same period in 2014. This was partially offset by an increase in the average balance of interest-earning assets from $427.5 million for the quarter ended September 30, 2013 to $434.1 million for the quarter ended September 30, 2014. Interest expense decreased $128,000 as the average cost of interest-bearing liabilities decreased from 0.48% to 0.33% when comparing the same two periods. As a result, the interest-rate spread increased from 4.02% for the quarter ended September 30, 2013 to 4.10% for the same period in 2014. The provision for loan losses decreased from $100,000 for the quarter ended September 30, 2013 to $75,000 for the quarter ended September 30, 2014 primarily due to a decrease in impaired loans.

Noninterest income increased $227,000 for the three months ended September 30, 2014 as compared to the same period in 2013 primarily due to increases in commission income and other income. The increase in other income was primarily due to a gain on life insurance of $129,000 recognized during the quarter.

Noninterest expenses increased $321,000 for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013. Compensation and benefits expense increased $200,000 when comparing the two periods primarily due to normal increases in salaries and benefits and the addition of staff in the commercial and residential lending areas. Other operating expenses also increased $97,000 when comparing the two periods primarily due to an increase in charitable contributions.

For the nine months ended September 30, 2014, the Company reported net income of $4.3 million or $1.57 per diluted share compared to net income of $3.8 million or $1.38 per diluted share for the same period in 2013.

Net interest income after provision for loan losses increased $848,000 for the nine months ended September 30, 2014 compared to the same period in 2013. Interest income increased $32,000 when comparing the two periods, due to an increase in the average balance of interest-earning assets from $425.1 million for 2013 to $427.9 million for 2014. Interest expense decreased $431,000 as the average cost of interest-bearing liabilities decreased from 0.50% to 0.35% when comparing the same two periods and the average balance of the interest-bearing liabilities decreased from $345.2 million for the nine months ended September 30, 2013 to $337.6 million for the same period in 2014. The provision for loan losses decreased from $575,000 for the nine months ended September 30, 2013 to $190,000 for the same period in 2014 as net charge offs decreased from $408,000 for the nine months ended September 30, 2013 to $57,000 for the nine months ended September 30, 2014.

Noninterest income increased $143,000 for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. The increase was due to increases in other income and commission income of $140,000 and $138,000, respectively. This was partially offset by a $176,000 decrease in gains on the sale of loans primarily due to the overall slowdown in mortgage activity in the Bank's primary lending market.

Noninterest expenses increased $341,000 for the nine months ended September 30, 2014 as compared to the same period in 2013, primarily due to an increase in compensation and benefit expenses of $396,000. The increase in compensation and benefits is due to normal increases in salaries and benefits and the addition of staff previously mentioned.

Total assets as of September 30, 2014 were $460.3 million compared to $444.4 million at December 31, 2013. Net loans receivable increased $13.8 million during the first nine months of 2014. Deposits also increased $27.2 million during the nine months ended September 30, 2014. A significant portion of the increase in deposits was due to the restructuring of $10.6 million of repurchase agreements with local municipalities into deposit accounts. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $5.5 million and $7.6 million at September 30, 2014 and December 31, 2013, respectively.

At September 30, 2014, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services. You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2014	2013	2014	2013
(Dollars in thousands, except per share data)

Total interest income	$ 13,811	$ 13,779	$ 4,646	$ 4,649
Total interest expense	875	1,306	280	408
Net interest income	12,936	12,473	4,366	4,241
Provision for loan losses	190	575	75	100
Net interest income after provision for loan losses	12,746	11,898	4,291	4,141

Total non-interest income	3,704	3,561	1,438	1,211
Total non-interest expense	10,239	9,898	3,591	3,270
Income before income taxes	6,211	5,561	2,138	2,082
Income tax expense	1,862	1,721	611	653
Net income	$ 4,349	$ 3,840	$ 1,527	$ 1,429
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$ 4,339	$ 3,830	$ 1,524	$ 1,426

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$ 1.57	$ 1.38	$ 0.56	$ 0.51

Diluted	$ 1.57	$ 1.38	$ 0.56	$ 0.51

Weighted average common shares outstanding:
Basic	2,760,672	2,784,849	2,741,065	2,784,560

Diluted	2,760,672	2,784,849	2,741,065	2,784,560

OTHER FINANCIAL DATA

Cash dividends per share	$ 0.63	$ 0.60	$ 0.21	$ 0.20
Return on average assets (annualized)	1.27%	1.12%	1.33%	1.26%
Return on average equity (annualized)	10.54%	9.64%	10.93%	10.92%
Net interest margin	4.18%	4.06%	4.17%	4.12%
Interest rate spread	4.10%	3.96%	4.10%	4.02%
Net overhead expense as a percentage of average assets (annualized)	3.00%	2.89%	3.14%	2.89%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2014	2013

Cash and cash equivalents	$ 20,163	$ 11,136
Interest-bearing time deposits	6,635	4,425
Investment securities	100,498	108,771
Gross loans	307,330	293,428
Allowance for loan losses	5,055	4,922
Earning assets	423,512	407,211
Total assets	460,292	444,384
Deposits	401,049	373,830
FHLB debt	0	5,500
Repurchase agreements	0	9,310
Stockholders' equity, net of noncontrolling interest	56,182	53,227
Non-performing assets:
Nonaccrual loans	3,424	5,256
Accruing loans past due 90 days	88	227
Foreclosed real estate	58	466
Troubled debt restructurings on accrual status	1,961	1,662
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.75%	10.89%
Tier I - risk based	14.57%	14.86%
Total risk-based	15.82%	16.11%
CONTACT: Chris Frederick
         Chief Financial Officer
         812-734-3464